Exhibit 10(a)

EMPLOYMENT AGREEMENT

Agreement made this 4th day of March, 2003 by and between Florida Public Utilities Company, a Florida corporation with its principal offices at 401 South Dixie Highway, West Palm Beach, Florida 33401 (hereinafter ACompany@), and John T. English, residing at 15410 Woodmar Court, Wellington, FL 33414 (hereinafter AEmployee@).

WITNESSETH:

WHEREAS, Employee for many years has been an executive of the Company and has had an important part in its growth and management of the Company; and

WHEREAS, Employee is now holding the position of President and the Company greatly values his/her leadership, experience, and knowledge of its business affairs; and

WHEREAS, the Company desires for a period of years to be assured of the continuance of the full-time services of the Employee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the aforesaid parties agree as follows:

1.

The Company shall continue to employ the Employee during the term of this Agreement and the latter shall accept such employment under the terms and conditions herein set forth.

2.

The term of this Employment Agreement shall commence on June 1, 2003, and shall terminate on May 31, 2006; provided, however, that in the event of a AChange of Control@ of the Company (as defined in Section 9 of this Agreement) the term of this Agreement shall be automatically extended or changed to a three-year term commencing on the effective date of such AChange of Control@ event.

3.

In consultation with and subject to the supervision of the Board of Directors of the Company, the Employee shall serve the Company as its President as well as in such other capacities of the same general character and degree of responsibility as may be required of him/her from time to time.  At all times material herein, Employee shall use his/her best efforts to promote the interests and business of the Company.

4.

As compensation for the services to be rendered by the Employee hereunder the Company shall pay him/her a salary at the minimum rate of $203,970 per annum, payable in equal bi-weekly installments, or at such higher rate as the Board of Directors may from time to time affix.  Such salary payments are subject to withholding for appropriate items including, but not limited to, income taxes, FICA, and employee benefit plans on the same basis as other managerial employees of the Company.  However, the Employee=s salary shall not be reduced during the term of this Agreement so long as he/she faithfully perform all job duties required by the Company in a satisfactory manner.  However, in the event of Company-wide salary reductions due to economic considerations, the Employee=s salary may be reduced by a percentage equal to the Company-wide average percentage reduction.

The Employee may, at his/her option, participate in all benefit plans generally provided by the Company to its managerial employees on a basis as favorable as that enjoyed by other managerial employees, and nothing herein shall be construed so as to preclude the Company from granting additional benefits to the Employee, such as stock options, etc.

5.

The Company will reimburse the Employee for all reasonable and necessary expenses incurred by him/her in carrying out the required job duties under this Agreement on the same basis and under the same conditions granted to and required of other managerial employees.

6.

The Company may for good cause, (e.g. dishonesty, malfeasance, misconduct, or other behavior antithetical to the Company=s interests) terminate this Agreement at any time upon five (5) days written notice to the Employee and its legal obligations hereunder shall cease; provided, however, that any such termination of this Agreement shall not terminate any previously vested interest of the Employee in a Company pension benefit plan.

7.

The Employee may terminate this Agreement at any time upon written notice to the Company and all legal obligations hereunder shall cease; provided, however that said written notice shall be given to the Company=s directors a minimum of thirty (30) calendar days prior to the anticipated termination date and, further, that such termination of this Agreement shall not terminate any previously-vested interest of the Employee in a Company pension benefit plan.

The Company may, upon timely termination notice of this Agreement by the Employee, request the latter to change his/her anticipated termination date; provided, however, that the requested change is reasonable under the circumstances and in the best interests of both the Company and the Employee.

8.

The Company may, without good cause, terminate this Agreement at any time upon ten (10) days written notice to the Employee; provided, however, that in such event the Company will pay the Employee for past services rendered a lump sum cash severance amount (the ASeverance Payment@) within fifteen (15) days following the date of termination in an amount equal to 299 percent of the average annual compensation paid to Employee by Employer for the most recent five (5) taxable years of Employee ending before the year in which the termination occurs and which was includible in the gross income of the Employee.  Compensation therefore includes not only salary but also taxable fringe benefits.  It is the intention of the parties that the average annual compensation as set forth in the previous sentence constitute the base amount as such term is defined in Section 280G(b)(3)(A) and (d) of the Internal Revenue Code of 1986, as amended, and this Section 8 shall be interpreted in a manner consistent with the parties= intentions.  If the Severance Payment, either alone or together with other Aparachute payments@ (as defined in Section 280G(b)(2)(A) of the Code), would constitute an Aexcess parachute payment@ (as defined in Section 280G(b)(1) of the Code), such Severance Payment shall be reduced to the largest amount as will result in no portion of the Severance Payment being subject to the excise tax imposed by Section 4999 of the Code (the AReduced Severance Payment@), provided however, no reduction to the Severance Payment shall occur if the Severance Payment, less any excise tax which would be imposed on such payment pursuant to Section 4999 of the Code, would be greater than the Reduced Severance Payment.  The determination of any reduction in the Severance Payment pursuant to the foregoing provision shall be made by independent counsel to the Company in consultation with the independent certified public accountants and/or auditors of the Company.  Lump sum cash severance payable to the Employee in accordance with this Section 8 is subject to withholding and payroll tax as may be required by any applicable law.

9.

For the protection of the Employee against possible termination after a AChange of Control@ of the Company (as defined below) and to encourage the Employee to continue to serve in his/her present capacity, or in such other capacity to which he/she may be elected or appointed, the Company shall, following such AChange of Control@ and for the remainder of the term of this Agreement or any extension thereof, consider the Employee to be terminated and entitled to severance benefits in accordance with Section 8 of this Agreement (termination without cause) due to:

(a)  The assignment to the Employee of any duties not consistent with his/her present position, or a change in job title or office, or any failure to re-elect Employee to any position held on the date of the AChange of Control;@ or

(b)  A reduction in salary or the discontinuance of any bonus or specific stock option plans in effect on the date of the AChange of Control;@ or

 (c)  A change in geographical location which results in a relocation of Employee=s position to some place in excess of fifty (50) miles distance from its present location, or which requires travel in excess of Employee=s current normal business travel.

A AChange of Control@ of the Company shall be deemed to have occurred if (a) any person (as used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended)

becomes the beneficial owner (as defined) of a total of 20% or more of the outstanding shares of the Company=s common stock (other than any such person on the effective date hereof); or (b) the Board of Directors of the Company is composed of a majority of directors who were not directors of the Company immediately prior to the transaction; or (c) the change is of the type that is required to be reported under Item 1 of Form 8-K promulgated under the Securities Act of 1934, as amended.

In the event the Employee is terminated without cause or upon a AChange of Control@ and it becomes necessary for the Employee to incur legal expenses to enforce his/her rights under this Agreement, the Company will reimburse the Employee an amount equal to twice the actual total amount of any and all required and necessary legal expenses incurred by the Employee to successfully enforce his/her rights under this Agreement.

10.

If before the retirement of the Employee as an active employee of the Company, the Board of Directors of the Company shall at any time determine on the basis of sufficient and competent medical advice that because of a mental or physical disability said Employee has become permanently and totally incapacitated to perform substantially all the job duties which might be reasonably assigned to him/her by the Board, commencing with the occurrence thereof and continuing thereafter during the remainder of his/her life, the Employee shall be relieved from performing any such duties, and placed on a retired status.

11.

Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing, and sent registered mail to the last-known address of his/her residence in the case of the Employee, or to its principal office in the case of the Company.

12.

The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement by the Employee.

13.

This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the benefit of and be binding upon the Employee, his/her heirs and personal representatives; however, the Employee=s rights hereunder are personal to him/her and shall not be subject to voluntary or involuntary alienation, assignment or transfer.

14.

This instrument contains the entire Agreement between the aforesaid parties.  It may not be changed orally but only by a subsequent Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

15.

This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

Corporate Seal

FLORIDA PUBLIC UTILITIES COMPANY

ATTEST:

____________________

By _________________________________

        Secretary

John T. English, President & CEO

       _________________________________

      John T. English, Employee